Exhibit 16.1
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October 18, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549


Gentlemen:

We have read Item 4.01 of Form 8-K dated October 17, 2005, of Adept Technology, Inc. and are in agreement with the statements contained in paragraphs 1, 2, and 4 through 8 on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in Item 4.01 paragraph (a)(v), we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's June 30, 2005 financial statements.


                                                 /s/ Ernst & Young LLP
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